FIRST AMENDMENT TO FIRST AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF ALLEGHENY ENERGY SUPPLY CONEMAUGH, LLC

          This First Amendment to First Amended and Restated Limited Liability Company Agreement (this "Amendment") of Allegheny Energy Supply Conemaugh, LLC (the "Company") is made and entered into as of December 31, 2002, by Allegheny Energy Supply Company, LLC, a Delaware limited liability company, as the sole member (the "Member") of the Company.

WHEREAS, the Member entered into that certain First Amended and Restated Limited Liability Company Agreement of Allegheny Energy Supply Conemaugh, LLC (the "Agreement"), dated June 30, 2001;
WHEREAS, the Member desires to amend the Agreement to replace Section 10 in its entirety.

          NOW, THEREFORE, in consideration of the agreements herein contained and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Member hereby approves and adopts this Amendment and agrees as follows:

1. Amendment to Section 10. Section 10 of the Agreement is hereby amended in its entirety to read as follows:
10. Dissolution.

(a)      The Company shall dissolve, and its affairs shall be wound up, upon the first to occur of the following: (a) the written consent of all of the Members, (b ) the death, retirement, resignation, expulsion or dissolution of a Member or the occurrence of any other event which terminates the continued membership of a Member in the Company, unless, within ninety days after the occurrence of such an event, the remaining Members agree in writing to continue the business of the Company, or (c) the entry of decree of judicial dissolution under Section 18-802 of the Act.

(b) The Bankruptcy of a Member shall not cause such Member to cease to be a Member of the Company. Upon the occurrence of such an event, the Company shall continue without dissolution.
(c) Upon the occuuence of the Bankruptcy of the Company, the Member(s) shall continue the business of the Company, and the Company shall continue without dissolution.

(d)     "Bankruptcy" means, with respect to any Person, (i) if such Person (A) makes an assignment for the benefit of creditors, (B) files a voluntary petition in bankruptcy, (C) is adjudged a bankrupt or insolvent, or has entered against it an order for relief, in any bankruptcy or insolvency proceedings, (D) files a petition or answer seeking for itself any reorganization, arrangement, composition, readjustment, liquidation or similar relief under any statute, law or regulation, (E) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against it in any proceeding of this nature or (F) seeks, consents to or acquiesces in the appointment of a trustee, receiver or liquidator of the Person or of all or any substantial part of its properties; or (ii) (A) if within 120 days after the commencement of any proceeding against the Person seeking reorganization, arrangement, composition, readjustment, liquidation or similar relief under any statute, law or regulation, the proceeding has not been dismissed, (B) if within 90 days after the appointment without such Person's consent or acquiescence of a trustee, receiver or liquidator of such Person or of all or any substantial part of its properties, the appointment is not vacated or stayed, or (C) if within 90 days after the expiration of any such stay, the appointment is not vacated. The foregoing definition of "Bankruptcy" is intended to replace and shall supersede and replace the definition of "Bankruptcy" set forth in Sections 18-101(1) and 18-304 of the Act.

(e) "Person" means any individual, association, company, corporation, limited liability company, partnership, trust or other entity.
2. Defined Terms. All initially capitalized terms used but not defined in this Amendment have the meanings given to them in the Agreement.
3. Other Provisions Remain in Effect. Except as expressly stated inthis Amendment, the other provisions of the Agreement remain in full force and effect. 2
IN WITNESS WHEREOF, the Member has caused this Amendment to be duly executed by its officer as of the day and year first above written.
MEMBER: ALLEGHENY ENERGY SUPPLY COMPANY, LLC By: /s/ BRUCE E. WALENCZYK Name: Bruce E. Walenczyk Title: Vice President
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